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                                                                     Exhibit 4.1


                             FIFTH AMENDMENT TO THE
                           STOCK OPTION PLAN FOR KEY
                           EMPLOYEES AND DIRECTORS OF
                   TUBOSCOPE VETCO INTERNATIONAL CORPORATION


          This Fifth Amendment to the Amended and Restated Stock Option Plan for Key Employees and Directors of Tuboscope Vetco International Corporation (the "Fifth Amendment") is adopted by Tuboscope Corporation, a Delaware corporation (the "Company"), effective as of September 4, 1997.

                                    RECITALS

          A. The Amended and Restated Stock Option Plan for Key Employees and Directors of Tuboscope Vecto International Corporation (the "Stock Option Plan") was adopted by the Board of Directors of the Company on October 31, 1989 and approved by the stockholders of the Company in January 1990. On September 30, 1990, the Board adopted the First Amendment to the Stock Option Plan, which did not require stockholder approval. On March 8, 1991, the Board adopted the Second Amendment to the Stock Option Plan. On April 30, 1991 the stockholders approved the Second Amendment to the Stock Option Plan. On July 30, 1991, the Board amended and restated the Stock Option Plan, which did not require stockholder approval (the "Third Amendment").

          B. Section 7.2 of the Stock Option Plan provides that the Stock Option Committee of the Board of Directors (the "Committee") may, subject in certain circumstances to approval by the stockholders of the Company, amend the Stock Option Plan. On December 18, 1991, the Committee adopted a proposal to increase the number of shares of the Company's Common Stock reserved for issuance under the Stock Option Plan from 599,000 to 1,399,000 (the "Fourth Amendment"). The stockholders of the Company approved this proposal on May 12, 1992.

          C. On April 19, 1995, the Board approved an amendment to increase the number of shares of the Company's Common Stock reserved for issuance under the Stock Option Plan from 1,399,000 to 1,799,000. The stockholders of the Company approved this amendment on June 8, 1995.

                                   AMENDMENT

          1. Section 2.1 of the Stock Option Plan is amended to read in its entirety as follows:
              "Section 2.1 - Shares Subject to Plan.

          The shares of stock subject to Options shall be shares of the Company's $.01 par value Common Stock. The aggregate number of such shares which may be issued upon exercise of Options shall not exceed 1,799,000."

          2.  Except to the extent modified by this Fifth Amendment, the
Stock Option Plan remains unmodified.
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          The undersigned, James F. Maroney, III, Vice President, Secretary and
General Counsel of the Company, hereby certifies that the Board adopted the foregoing amendment to the Stock Option Plan on April 19, 1995 and that the stockholders of the Company approved the foregoing amendment to the Stock Option Plan on June 8, 1995.

Executed at Houston, Texas on this 4th day of September, 1997



                                       /s/ JAMES F. MARONEY, III
                                       --------------------------------------
                                       James F. Maroney, III, Vice President,
                                       Secretary and General Counsel